Exhibit 10.19

Dated as of June 30, 2021

Michelle Brooks

Dear Michelle,

Reference is made to your Employment Letter Agreement dated December 7, 2020, as amended on February 26, 2021 (“Agreement”). The purpose of this letter is to to amend the Agreement pursuant to the terms herein, which terms shall be effective as of July 4, 2021. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

The parties hereto agree to amend the Agreement as follows:

1.	The paragraph under the heading “Duties and Responsibilities” shall be deleted in its entirety and replaced with the following:

Effective as of July 4, 2021, your new position will be Chief Strategy Officer (“CSO”) and Treasurer of Chobani Global Holdings, LLC (the “Company”), reporting directly to the Company’s Chief Financial Officer (“CFO”). As CSO and Treasurer of the Company, you shall perform those duties and shall have such authority, duties and responsibilities normally consistent and incident to the offices of the CSO and Treasurer; and shall perform such additional duties and shall have such additional authority and responsibilities as the CFO may reasonably prescribe. You shall in good faith cooperate and work collaboratively with the Founder and CEO, Chobani Board of Managers, President and COO, CFO and other members of the Company’s senior management teams to advance the Company’s best interests, and shall exercise the duties and responsibilities of CSO and Treasurer in conformity with the policies of the Company. You shall devote such time as is reasonably necessary to discharge your duties and conduct yourself in a manner that promotes and is supportive of and consistent with an aligned and collaborative leadership and management team and the Company’s culture and values. You shall devote all of your business time, energy, business judgment, knowledge and skill and your best efforts to the performance of your duties as CSO and Treasurer of the Company. You will not engage in any other business, profession, or occupation for compensation or otherwise, without the prior written consent of the President and COO, or as previously approved by Chobani.

2.	The paragraph under the heading “Base Salary” shall be amended to delete “$400,000” in the first sentence and replace it with “$450,000”.

3.	The paragraph under the heading “Severance” shall be amended to delete “6 months” in the first sentence and replace it with “9 months”.

Except as amended hereby, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

Please indicate your agreement to the terms herein signing below.

Sincerely,

Grace Zuncic
Chief People and Culture Officer

/s/ Grace C. Zuncic

ACCEPTED AND AGREED AS OF JULY 29, 2021

/s/ Michelle Brooks
Michelle Brooks

Exhibit A

NDA

Employee Confidentiality, Non-Competition and Non-Solicitation Agreement

This Employee Confidentiality, Non-Competition and Non-Solicitation Agreement (“Agreement”), effective as of your first day of employment, is entered into by and between Chobani, LLC, on behalf of itself, its subsidiaries and its affiliates (collectively referred to herein as the “Chobani”), and the undersigned employee who is referred to in this Agreement as “Employee”, “me”, “I”, “my” or by similar words of reference.

In consideration of my employment by Chobani, my access to and provision with Confidential Information belonging to Chobani, which I acknowledge to be good and valuable consideration for my obligations hereunder, I agree with Chobani as follows:

1.     Confidential Information. I understand and acknowledge that during the course of employment by Chobani, I will have access to, learn about and be provided with confidential, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to Chobani and its business, employees, and existing and prospective customers, suppliers, investors and other associated third parties, that are not generally known or available to the general public, but have been developed, compiled or acquired by Chobani at its great effort and expense (“Confidential Information”). I further understand and acknowledge that this Confidential Information and my ability to reserve it for the exclusive knowledge and use of Chobani is of great competitive importance and commercial value to Chobani, and that improper use or disclosure of the Confidential Information by me will cause irreparable harm to Chobani, for which remedies at law will not be adequate and may also cause Chobani to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties. Chobani’s “Confidential Information” includes but is not limited to the following:

•	corporate plans and strategies and company financial information;

•	marketing and advertising plans and strategies, anticipated sales promotions, creative concepts and packaging;

•	pricing information and strategies, cost information, sales figures, forecasts and reports;

•	manufacturing methods, processes, techniques and sequences;

•

product specifications, formulas, research and development knowledge and know-how, concepts, ideas, applications, ingredients (including cultures, their names and formulations), recipes, compositions, discoveries and data;

•	supply chain plans, processes and practices;

•	product innovations and future product, service and other launches;

•

consumer, customer and retailer lists and prospects, confidential consumer, customer and retailer information (including, contact information, terms and conditions of customer and retailer contracts and agreements (written or oral));

•	employee lists, personnel records, other employee files and information, methods, skills, and abilities; and

•	vendor and supplier lists, confidential vendor and supplier information (including, terms and conditions of vendor and supplier contracts and agreements (written or oral)).

I understand and agree that Confidential Information developed by me in the course of my employment by Chobani shall be subject to the terms and conditions of this Agreement as if Chobani furnished the same Confidential Information to me in the first instance. Confidential information belonging to other companies may not be disclosed or used except as permitted by a non-disclosure agreement signed by Chobani and the other party thereto and except as required in the performance of my authorized employment duties to Chobani.

2.     Disclosure and Use Restrictions. During my employment with Chobani and thereafter, I will (a) treat all Confidential Information as strictly confidential; (b) not, directly or indirectly, disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and to use the Confidential Information in connection with the business of Chobani and, in any event, not to anyone outside of the direct employ of Chobani except as required in the performance of my authorized employment duties to Chobani (and only after execution of a confidentiality agreement by the third party with whom Confidential Information will be shared) or with the prior consent of an authorized officer acting on behalf of Chobani (and then, in each case, such disclosure shall be made only within the limits and to the extent of such duties or consent); (c) not access or use any Confidential Information, or copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of Chobani, except as required in the performance of my authorized employment duties or with the prior consent of an authorized officer acting on behalf of Chobani (and then, in each case, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing contained in this Agreement prohibits or prevents me from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblowing proceeding or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC, FINRA, etc.). Under the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to my attorney in relation to a lawsuit for retaliation for my reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

3.     Confidential Information of Former Employers; No Conflicting Obligation. I will not disclose or use confidential information belonging to my former employer(s). I represent that (i) my performance of the terms of this Agreement and my employment by Chobani does not and will not breach or conflict with any agreement with any third-party (including my former employer), including any confidentiality, non-compete or non-solicit agreement, and (ii) I am not subject to any non-solicit agreement which would impact my ability to hire employees at Chobani.

4.     Business Reputation. I will not make or publish any statement that will disparage or adversely affect the name, reputation, products or business interests of Chobani, including statements to the media and posting information (including pictures) on the Internet and on Facebook, Twitter, Instagram and other social media sites (both public and private).

5.     Return of Property. Upon termination of my employment, or at the request of Chobani, I agree to immediately return, and not retain a copy of (including in electronic form), all Chobani property within my possession or control, including all Confidential Information in whatever form. For any equipment or devices owned by me on which information concerning Chobani is stored or accessible, I agree, immediately upon or prior to termination from employment, to deliver such equipment or devices to Chobani so that any proprietary information may be deleted or removed. I expressly authorize Chobani’s designated representatives to access such equipment or devices for this limited purpose, and I shall provide any passwords or access codes necessary.

6.     Non-Competition During the Restricted Period. I acknowledge and understand that (I) Chobani is supportive of its employees being able to obtain fruitful employment opportunities after their time with Chobani; (II) the terms of this Section 6 are intended to prevent employees from using Chobani’s Confidential Information in a way that harms the Company within one year from an employee ceasing to work at Chobani; and (III) Chobani will consider waiving this provision 6, for departing employees for which subsequent employment opportunities may technically violate the terms of this Section 6 where Chobani determines there could be no resulting harm to Chobani.

I acknowledge and agree that Chobani is engaged in a highly competitive and global business, and that by virtue of my position, responsibilities access to Chobani’s Confidential Information, my engaging in a business which is directly competitive with Chobani will cause it great and irreparable harm. For the term of my employment and for one year thereafter (“Restricted Period”), I will not as an employee or otherwise in any other capacity, directly or indirectly, either alone or in association with any other person or entity, be employed by, perform services as a contractor, consultant or provide services for in any other capacity, or become an owner or manager of (i) any business that, to my knowledge, Chobani is engaged in, or actively planning or evaluating engaging in (each a, “Competitive Business”) and for which I have Confidential Information relating to, or (ii) the businesses or divisions of Group Danone S.A., Fage Dairy Industry S.A., General Mills, or Oatly Inc. that is a Competitive Business. In recognition of the global nature of Chobani’s Business which includes the sale of its products and services world-wide, this restriction shall apply throughout the United States of America, or as broadly as possible consistent with applicable law, and such other countries where Chobani is conducting business as of the date of my separation from employment with Chobani. If I am terminated by Chobani, without cause, I understand that this Section 6 shall not apply unless I execute a separation agreement with Chobani which would include the terms of any non-competition agreement following my employment with Chobani.

7.     Non-Solicitation of Customers. During the course and solely by reason of employment by Chobani, I may come into contact with Chobani’s commercial customer and retail partners, including, without limitation, grocery, mass, convenience and online grocery stores (“Customers”) and prospective Customers, and will have access to Confidential Information Chobani’s current and prospective Customers and related information, including but not limited to information regarding Customer contacts and representatives, Customer needs and requirements, and financial arrangements with Customer, and will have access to and the benefit of good will developed by Chobani with its Customers. During the Restricted Period, I will not directly or through others, service or solicit Customers or prospective Customers of Chobani (i) for the purpose of selling products of the type sold by Chobani, and for which products I had access to Confidential Information relating thereto while employed by Chobani, or (ii) induce Customers or prospective Customers of Chobani to lessen or not do business with Chobani.

8.     Non-Solicitation of Business Partners. During the course and solely by reason of employment with Chobani, I may come into contact with Chobani’s vendors, suppliers, distributors, or other business partners (“Business Partners”), and will have access to Confidential Information concerning Chobani’s Business Partners, including their financial arrangements, needs and requirements, and develop relationships with such Business Partners. During the Restricted Period, I will not, directly or indirectly, in any manner, solicit, assist, discuss with or advise, influence, induce or otherwise encourage in any way, any Business Partner of Chobani to cancel, terminate or lessen its business relationship with Chobani.

9.     Non-Solicitation. I acknowledge and agree that solely as a result of employment with Chobani, and in light of the broad responsibilities of such employment which include working with other employees and contractors of Chobani, I will come into contact with and acquire Confidential Information regarding other employees, contractors and consultants of Chobani, and will develop relationships with those employees, contractors and consultants. Accordingly, during the Restricted Period, I shall not, either on my own account or on behalf of any person, company, corporation, or other entity, directly or indirectly, hire, solicit, assist, discuss with or advise, influence, induce or encourage in any way, any employee, contractor or consultant of Chobani to leave employment with or service to Chobani, or diminish their services to Chobani.

10.     Work Product. I acknowledge and agree that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by me individually or jointly with others during the period of my employment by Chobani and relating in any way to the business or contemplated business, research, or development of Chobani (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same), including all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of Chobani. For purposes of this Agreement, Work Product includes any information, plans, publications, research, strategies, techniques, know-how, computer programs or applications, software or web designs, work in process, results, developments, reports, graphics, drawings, sketches, market studies, formulae, algorithms, product plans, product designs, unpublished patent applications, specifications, customer information, customer and consumer information and lists, and manufacturing, sales, advertising and marketing information. I acknowledge that, by reason of being employed by Chobani at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by Chobani. I further covenant and agree that I will promptly disclose such Work Product to Chobani, and make and maintain for Chobani adequate and current written records of my innovations, inventions, discoveries and improvements made solely or jointly with others, said written records to be made available to and remain the sole property of Chobani at all times. I hereby assign to Chobani, without additional compensation, the entire Intellectual Property Rights for the United States and all foreign countries. I covenant and agree to (i) execute assignments and all other papers and do all acts necessary to carry out the above, including enabling Chobani to file and prosecute applications for, acquire, ascertain and enforce in all countries, letters patent, trademark registrations and/or copyrights covering or otherwise relating to the Intellectual Property Rights and to enable Chobani to protect its proprietary interests therein; and (ii) give testimony, at Chobani’s expense, in any action or proceeding to enforce the Intellectual Property Rights, during and after my employment, as needed. I hereby irrevocably grant Chobani power of attorney to execute and deliver any such documents on my behalf in my name and to do all other lawfully permitted acts to transfer the Work Product to Chobani and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if I do not promptly cooperate with Chobani’s request (without limiting the rights Chobani shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be impacted by my subsequent incapacity. Appendix A attached to this Agreement fully describes all inventions developed by me alone or jointly with others before being employed by Chobani (“Prior Inventions”), and which are, therefore, not part of this Agreement. If no separate sheet is attached, the parties acknowledge that there exist no such Prior Inventions. If in the course of employment with Chobani, I incorporate into a Chobani product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to Chobani a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

11.     Duration/Assignment. This Agreement applies throughout my employment with Chobani, regardless of any changes in my title, compensation, responsibilities, or any other terms and conditions of my employment. Termination of my employment with Chobani for any reason shall not release me from my agreements and obligations under this Agreement. Chobani may assign this Agreement and its rights hereunder to its successors and assigns, and my agreements and obligations under this Agreement shall be enforceable by such successors or assigns.

12.     Remedies. I agree that compliance with the covenants set forth in this Agreement is necessary to protect the Confidential Information, business and goodwill of Chobani, and that any breach of this Agreement will result in irreparable and continuing harm to Chobani, for which money damages cannot provide adequate relief. Accordingly, in the event of any breach or anticipatory breach of this Agreement by me, the parties agree that Chobani shall be entitled to injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach, and I consent to the issuance thereof forthwith and without bond by any court of competent jurisdiction. In addition, in the event of any breach or anticipatory breach of this Agreement by me, any grant of temporary, preliminary, or permanent injunctive relief, against me, or my claim in a declaratory judgment action that all or part of this Agreement is unenforceable, the parties agree that Chobani shall be entitled to recovery of all reasonable sums and costs, including attorneys’ fees, incurred by Chobani in defending or seeking to enforce the provisions of this Agreement, in addition to any remedies otherwise available to it at law or equity. The restrictive periods set forth in this Agreement (including those set forth in Sections 6 through 9 hereof) shall not expire and shall be tolled during any period in which I am in violation of such restrictions, and therefore such restrictive periods shall be extended for a period equal to the duration of my violations thereof, except as may be limited by applicable law.

13.     At Will Employment; Future Employment. This Agreement does not constitute a contract of employment for any specific period of time. I acknowledge and agree that I am and will remain an “at will” employee, which means that either Chobani or I may terminate my employment at any time and for any reason or for no reason. In the event that I leave the employ of Chobani, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

14.     Publicity. I hereby consent to any and all uses and displays, by Chobani and its agents, of my name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio, and video recordings, digital images, websites, television programs, and advertising, other advertising, sales, and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of my employment by Chobani, for all legitimate business purposes of Chobani (“Permitted Uses”). I hereby forever release Chobani and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of my employment by Chobani, in connection with any Permitted Use.

15.     Miscellaneous.

a.     Restrictions. I acknowledge and agree that the restrictions contained herein, including Sections 6-9, are necessary to maintain the confidentiality of Chobani’s Confidential Information and the protection of its business and goodwill, and are fair, reasonable, and necessary for such purposes.

b.     Severability. The parties agree they have attempted to limit the scope of the post-employment restrictions contained herein to the extent necessary to protect Chobani’s Confidential Information, relationships and good will. In the event that any provision of this Agreement or portion thereof is found to be invalid or unenforceable by a court of law or other tribunal of competent jurisdiction, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement, which shall remain in full force and effect, and that court or other tribunal of competent jurisdiction shall modify the provisions found to be unenforceable or invalid so as to make them enforceable, taking into account the purposes of this Agreement and the nationwide and international scope of Chobani’s business and operations.

c.     Other Agreements Survive. I acknowledge and agree that the provisions of this Agreement shall be in addition to, and not in lieu of, the provisions of any other agreement between me and Chobani which apply to my business activities during and/or subsequent to my employment with Chobani; provided however, that this Agreement supersedes any prior employee non-disclosure or confidentiality, non-competition or non-solicitation agreement between me and Chobani. In the event of a conflict between this Agreement and any other agreement between me and Chobani, the terms that are enforceable and most restrictive will govern.

d.     Governing Law; Choice of Forum. This Agreement shall be construed in accordance with the internal laws of the State of New York without giving effect to conflict of law principles. The parties agree that any action or proceeding with respect to this Agreement and my employment shall be brought exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York, or in any other court of competent jurisdiction sitting in the State and County of New York, and the parties agree to the personal jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in such court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in such court(s) has been brought in an inconvenient forum. The parties recognize that, if any dispute or controversy arising from or relating to this agreement is submitted for adjudication to any court, the preservation of the secrecy of Confidential Information or Trade Secrets may be jeopardized. Consequently, the parties agree that all issues of fact shall be tried without a jury.

e.     Construction. Use of the words “include”, “includes”, or “including” in this Agreement are deemed to be followed by the words “without limitation”. The headings contained in this Agreement are for convenience only and do not constitute part of and shall not be used to interpret this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the drafting party.

f.     Non-Waiver. The failure of either Chobani or me to exercise any right, power or privilege under this Agreement shall not constitute a waiver of the same right, power or privilege in any other instance. Any waiver by Chobani or by me must be in writing and signed either by me, if I am seeking to waive any of my rights under this Agreement, or by an authorized person of Chobani, if Chobani is seeking to waive any of its rights under this Agreement.

g.     Modification. No modification of this Agreement shall be valid unless made in a writing signed by both parties hereto, wherein specific reference is made to this Agreement, except as provided above.

h.     Binding Effect. This Agreement shall be binding upon me, my heirs, executors and administrators, and upon Chobani and its successors and assigns, and shall inure to the benefit of Chobani and its successors and assigns. This Agreement may not be assigned by me. This Agreement may be enforced by Chobani’s successors and assigns. My obligations under this Agreement shall survive any changes made in the future to my employment terms with Chobani, including, without limitation, to changes in salary, benefits, bonus plans, job title and job responsibilities.

BY EXECUTING BELOW, I ACKNOWLEDGE I HAVE READ THE ABOVE AGREEMENT, AND HAVE HAD THE OPPORTUNITY TO ASK QUESTIONS ABOUT IT, AND I UNDERSTAND ITS TERMS. I UNDERSTAND THAT VIOLATION OF THIS AGREEMENT IS GROUNDS FOR TERMINATON OF MY EMPLOYMENT WITHOUT CAUSE.

CHOBANI, LLC

By	/s/ Grace C. Zuncic
Name:	Grace Zuncic
Title:	Chief People & Culture Officer

Signature:	/s/ Michelle Brooks
Employee Name: Michelle Brooks
Date: Mar 10, 2021